Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts	Media Contacts
Linda Ventresca	Joseph Kuo
AXIS Capital Holdings Limited	Kekst and Company
info@axiscapital.com	(212) 521-4800
(441) 405-2727

AXIS CAPITAL RELEASES REVISED 2006 FINANCIAL SUPPLEMENT
REFLECTING AXIS INSURANCE REORGANIZATION

Pembroke, Bermuda, April 4, 2007 — AXIS Capital (NYSE:  AXS) today announced the release of a revised financial supplement for the quarter and year ended December 31, 2006, which reflects modifications to reporting of its Insurance segment as a result of its recently announced reorganization.  The revised supplement has been prepared to facilitate comparable analyses amongst periods and is available on the Company’s website at www.axiscapital.com.

In January 2007, the Company announced a strategic reorganization of the AXIS Insurance segment to further strengthen the global operations of the segment.  This reorganization reflects the management of AXIS Insurance along global product lines rather than by geographical location.  As a result of the reorganization, the Company’s Insurance segment reporting has been modified effective January 1, 2007.  The data presented in the revised supplement released today has been updated to reflect the AXIS Insurance reorganization.  The Company will continue to report overall results based on its two operating segments: Insurance and Reinsurance.

All modifications to the financial supplement relate solely to the presentation of Insurance segment specific disclosures and have no effect on AXIS Capital’s previously reported results of operations, financial condition or cash flows.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at December 31, 2006 of $4.4 billion and locations in Bermuda, the United States, Europe and Singapore.  Its operating subsidiaries have been assigned a rating of “A” (“Excellent”) by A.M. Best and a rating of “A” (“Strong”) by Standard &

AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08
Tel. 441.296.2600  Fax 441.405.2600
www.axiscapital.com

Poor’s.  AXIS Capital has been assigned a senior unsecured debt rating of Baa1 (stable) by Moody’s Investors Service and BBB+ (stable) by Standard & Poor’s.  For more information about AXIS Capital, visit our website at www.axiscapital.com.

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AXIS Capital Holdings Limited  92 Pitts Bay Road  Pembroke, Bermuda  HM08
Tel. 441.296.2600  Fax 441.405.2600
www.axiscapital.com